www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

•	Net Sales Increased 5.4%; Comparable Store Sales Increased 2.9%

•	Diluted Earnings Per Share (“EPS”) of $1.02; Adjusted Diluted EPS of $1.04[1]

•	$611.2 Million of Capital Returned to Shareholders Year to Date Through Share Repurchases and Quarterly Cash Dividends

•	Company Updates 2019 Financial Guidance

1 See “Use and Reconciliation of Non-GAAP Financial Measures” below.

Brentwood, TN, October 24, 2019 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced financial results for its third quarter ended September 28, 2019.

“Tractor Supply once again delivered strong results in the third quarter, driven by the strength of our team’s execution and their ability to be nimble through varying seasonal conditions. Our solid comparable store sales growth of 2.9% for the third quarter was in line with our expectations, with improvements in both our comparable average ticket and transaction count. Importantly, our operating profit margin improved in the third quarter through gross margin expansion initiatives. We have updated our full year guidance for 2019 and are on track to deliver against our commitments. We remain excited about the opportunities ahead to meet our customers’ needs and deliver increased value for our shareholders,” said Greg Sandfort, Tractor Supply’s Chief Executive Officer.

Third Quarter 2019 Results
Net sales for the third quarter 2019 increased 5.4% to $1.98 billion from $1.88 billion in the third quarter of 2018. Comparable store sales increased 2.9%, as compared to an increase of 5.1% in the prior year’s third quarter. The comparable store sales results included increases in comparable average ticket of 2.3% and comparable transaction count of 0.6%. Comparable store sales growth was geographically broad-based, driven primarily by strength in everyday merchandise, along with growth across spring and summer seasonal categories.

Gross profit increased 6.3% to $694.2 million from $653.1 million in the prior year’s third quarter, and gross margin increased 28 basis points to 35.0% from 34.7% in the prior year’s third quarter. The increase in gross margin resulted primarily from the strength of the Company’s price management program and a reduction in freight expense as a percent of net sales.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 6.5% to $532.4 million from $500.0 million in the prior year’s third quarter. As a percent of net sales, SG&A expenses increased 26 basis points to 26.8% from 26.6% in the third quarter of 2018. The increase in SG&A as a percent of net sales was primarily attributable to incremental costs associated with the new distribution facility in Frankfort, N.Y., an executive transition agreement and, to a lesser extent, investment in store team member wages. These SG&A increases were partially offset by lower year-over-year incentive compensation as a percentage of net sales, as well as leverage in occupancy and other costs from the increase in comparable store sales. The impact of the executive transition agreement in the third quarter of 2019 was approximately $2.9 million or 15 basis points, as a percent of net sales. Excluding the impact of the executive transition agreement, adjusted SG&A expenses were $529.5 million, an 11 basis point increase in SG&A expenses as a percent of net sales compared to the third quarter of 2018.

The effective income tax rate in the third quarter was 22.2% compared to 21.5% in the prior year’s third quarter.

Net income increased 4.6% to $122.1 million from $116.8 million and diluted earnings per share increased 7.4% to $1.02 from $0.95 in the third quarter of 2018. Excluding the after-tax impact of the executive transition agreement of approximately $2.3 million, or $0.02 per diluted share, adjusted net income for the third quarter of 2019 was $124.4 million, or $1.04 per diluted share.

The Company opened 25 new Tractor Supply stores and one new Petsense store and closed one Tractor Supply store and two Petsense stores in the third quarter of 2019.

First Nine Months of Fiscal 2019 Results
Net sales for the first nine months of 2019 increased 6.6% to $6.16 billion from $5.78 billion in the first nine months of 2018. Comparable store sales increased 3.6% versus a 4.9% increase in the first nine months of 2018. Gross profit increased 7.2% to $2.13 billion from $1.99 billion, and gross margin was 34.6%, compared to 34.4% in the first nine months of 2018.

SG&A expenses, including depreciation and amortization, increased 7.7% to $1.58 billion and increased as a percent of net sales to 25.6% compared to 25.4% for the first nine months of 2018. Adjusted SG&A expenses as a percent of net sales for the first nine months of 2019, which excludes the impact of the executive transition agreement, were also 25.6%.

The effective income tax rate in the first nine months was 22.2% compared to 22.1% in the first nine months of 2018.

Net income increased 5.7% to $418.2 million from $395.5 million and diluted earnings per share increased 7.8% to $3.45 from $3.20 for the first nine months of 2018. Excluding the after-tax impact of the executive transition agreement of approximately $2.3 million, or $0.02 per diluted share, adjusted net income for the first nine months of 2019 was $420.5 million, or $3.47 per diluted share.

Year to date through the third quarter, the Company has repurchased approximately 4.9 million shares of its common stock for $490.0 million and paid quarterly cash dividends totaling $121.2 million.

During the first nine months of 2019, the Company opened 50 new Tractor Supply stores and three new Petsense stores and closed one Tractor Supply store and two Petsense stores.

Fiscal 2019 Outlook
Based on year-to-date performance, the Company is providing the following updated guidance for the expected results of operations in fiscal 2019:

•	Net sales of $8.40 billion to $8.42 billion, compared to its previous expectation of $8.40 billion to $8.46 billion

•	Comparable store sales growth of 3.2% to 3.4%, compared to its previous expectation of 3.0% to 4.0%

•	Operating margin rate of 8.9% to 9.0%, consistent with its previous guidance

•	Net income of $564 million to $569 million, compared to its previous guidance of $562 million to $575 million

•	Adjusted net income of $566 million to $571 million, which excludes the after-tax impact of the executive transition agreement

•	Earnings per diluted share of $4.66 to $4.70, compared to its previous guidance of $4.65 to $4.75

•	Adjusted earnings per diluted share of $4.68 to $4.72, which excludes the after-tax impact of the executive transition agreement

Share repurchases for fiscal 2019 are expected to be approximately $525 million to $550 million, compared to the Company’s previous guidance of $350 million to $450 million. Weighted average diluted shares outstanding for fiscal 2019 are forecasted to be approximately 121 million.

For fiscal 2019, the Company continues to forecast capital expenditures in the range of $225 million to $250 million and plans to open approximately 80 new Tractor Supply stores and 10 new Petsense locations.

Conference Call Information
Tractor Supply Company will be hosting a conference call today, Thursday, October 24, 2019, at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Greg Sandfort, Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com.

The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With nearly 32,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At September 28, 2019, the Company operated 1,814 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At September 28, 2019, the Company operated 176 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, including, but not limited to, net sales, operating margins, net income, earnings per share and comparable store sales, and capital expenditures. Other factors affecting future results include the amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 28, 2019		September 29, 2018		September 28, 2019		September 29, 2018
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$1,984,144	100.00%	$1,881,625	100.00%	$6,160,146	100.00%	$5,777,775	100.00%
Cost of merchandise sold	1,289,904	65.01	1,228,493	65.29	4,030,177	65.42	3,791,580	65.62
Gross profit	694,240	34.99	653,132	34.71	2,129,969	34.58	1,986,195	34.38

Selling, general and administrative expenses	482,604	24.32	454,998	24.18	1,432,603	23.26	1,333,457	23.08
Depreciation and amortization	49,819	2.51	44,986	2.39	144,584	2.35	131,383	2.27

Operating income	161,817	8.16	153,148	8.14	552,782	8.97	521,355	9.03
Interest expense, net	4,900	0.25	4,460	0.24	15,006	0.24	13,906	0.24

Income before income taxes	156,917	7.91	148,688	7.90	537,776	8.73	507,449	8.79
Income tax expense	34,784	1.75	31,904	1.70	119,601	1.94	111,943	1.94
Net income	$122,133	6.16%	$116,784	6.20%	$418,175	6.79%	$395,506	6.85%

Net income per share:
Basic	$1.03		$0.96		$3.48		$3.22
Diluted	$1.02		$0.95		$3.45		$3.20

Weighted average shares outstanding:
Basic	118,956		121,876		120,180		122,818
Diluted	120,058		122,761		121,239		123,570

Dividends declared per common share outstanding	$0.35		$0.31		$1.01		$0.89

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net income	$122,133	$116,784	$418,175	$395,506

Other comprehensive (loss)/income:
Change in fair value of interest rate swaps, net of taxes	(809)	227	(4,458)	2,611
Total other comprehensive (loss)/income	(809)	227	(4,458)	2,611
Total comprehensive income	$121,324	$117,011	$413,717	$398,117

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 28, 2019	September 29, 2018
ASSETS
Current assets:
Cash and cash equivalents	$82,640	$71,302
Inventories	1,812,772	1,737,273
Prepaid expenses and other current assets	104,486	109,478
Income taxes receivable	5,600	23,655
Total current assets	2,005,498	1,941,708

Property and equipment, net	1,143,071	1,112,049
Operating lease right-of-use assets	2,133,238	—
Goodwill and other intangible assets	124,492	124,492
Deferred income taxes	—	13,485
Other assets	22,997	29,200
Total assets	$5,429,296	$3,220,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$679,791	$683,672
Accrued employee compensation	49,236	51,673
Other accrued expenses	218,774	209,199
Current portion of long-term debt	30,000	26,250
Current portion of finance lease liabilities	3,884	3,747
Current portion of operating lease liabilities	270,038	—
Total current liabilities	1,251,723	974,541

Long-term debt	613,885	547,505
Finance lease liabilities, less current portion	29,174	29,690
Operating lease liabilities, less current portion	1,966,363	—
Deferred income taxes	1,888	—
Deferred rent	—	108,487
Other long-term liabilities	74,441	65,414
Total liabilities	3,937,474	1,725,637

Stockholders’ equity:
Common stock	1,388	1,372
Additional paid-in capital	950,908	793,090
Treasury stock	(2,970,654)	(2,420,106)
Accumulated other comprehensive income	73	5,969
Retained earnings	3,510,107	3,114,972
Total stockholders’ equity	1,491,822	1,495,297
Total liabilities and stockholders’ equity	$5,429,296	$3,220,934

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	NINE MONTHS ENDED
	September 28, 2019	September 29, 2018
Cash flows from operating activities:
Net income	$418,175	$395,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144,584	131,383
Gain on disposition of property and equipment	(262)	(285)
Share-based compensation expense	25,755	22,787
Deferred income taxes	8,495	5,009
Change in assets and liabilities:
Inventories	(223,230)	(284,065)
Prepaid expenses and other current assets	9,961	(21,226)
Accounts payable	59,810	107,104
Accrued employee compensation	(4,810)	20,000
Other accrued expenses	(21,622)	667
Income taxes	(3,257)	(29,667)
Other	728	6,206
Net cash provided by operating activities	414,327	353,419
Cash flows from investing activities:
Capital expenditures	(144,342)	(193,693)
Proceeds from sale of property and equipment	2,317	2,029
Net cash used in investing activities	(142,025)	(191,664)
Cash flows from financing activities:
Borrowings under debt facilities	947,000	968,500
Repayments under debt facilities	(710,750)	(820,750)
Debt issuance costs	—	(346)
Principal payments under finance lease liabilities	(2,741)	(2,725)
Repurchase of shares to satisfy tax obligations	(3,790)	(622)
Repurchase of common stock	(489,977)	(289,205)
Net proceeds from issuance of common stock	105,543	54,706
Cash dividends paid to stockholders	(121,246)	(109,159)
Net cash used in financing activities	(275,961)	(199,601)
Net change in cash and cash equivalents	(3,659)	(37,846)
Cash and cash equivalents at beginning of period	86,299	109,148
Cash and cash equivalents at end of period	$82,640	$71,302

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$15,189	$15,445
Income taxes	112,693	137,041

Supplemental disclosures of non-cash activities:
Non-cash accruals for construction in progress	$10,981	$15,521
Operating lease assets and liabilities recognized upon adoption of ASC 842	2,084,880	—
Increase of operating lease assets and liabilities from new or modified leases	240,969	—
Increase of finance lease assets and liabilities from new or modified leases	2,883	—

Selected Financial and Operating Information
(Unaudited)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Sales Information:
Comparable store sales increase	2.9%	5.1%	3.6%	4.9%
New store sales (% of total sales)	2.5%	4.0%	2.9%	4.0%
Average transaction value	$45.97	$44.96	$46.56	$45.43
Comparable store average transaction value increase	2.3%	3.6%	2.5%	2.7%
Comparable store average transaction count increase	0.6%	1.4%	1.1%	2.1%
Total selling square footage (000’s)	30,344	29,333	30,344	29,333
Exclusive brands (% of total sales)	30.8%	31.5%	31.1%	31.4%
Imports (% of total sales)	10.5%	11.0%	11.3%	11.5%

Store Count Information:
Tractor Supply
Beginning of period	1,790	1,725	1,765	1,685
New stores opened	25	23	50	63
Stores closed	(1)	—	(1)	—
End of period	1,814	1,748	1,814	1,748
Petsense
Beginning of period	177	174	175	168
New stores opened	1	7	3	14
Stores closed	(2)	—	(2)	(1)
End of period	176	181	176	181
Consolidated end of period	1,990	1,929	1,990	1,929

Pre-opening costs (000’s)	$2,614	$2,826	$5,258	$7,034

Balance Sheet Information:
Average inventory per store (000’s) (a)	$850.3	$828.2	$850.3	$828.2
Inventory turns (annualized)	3.08	3.12	3.17	3.19
Share repurchase program:
Cost (000’s)	$155,742	$36,660	$489,977	$289,205
Average purchase price per share	$105.97	$81.23	$99.46	$67.33

Capital Expenditures (in millions):
Information technology	$30.9	$23.9	$66.5	$62.4
New and relocated stores and stores not yet opened	16.3	19.3	38.6	52.1
Existing stores	10.5	14.3	23.5	25.8
Distribution center capacity and improvements	2.5	19.4	14.3	53.2
Corporate and other	0.6	0.1	1.4	0.2
Total	$60.8	$77.0	$144.3	$193.7

(a) Assumes average inventory cost, excluding inventory in transit.

Use of Non-GAAP Financial Measures
Tractor Supply reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Tractor Supply also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, Tractor Supply’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with U.S. GAAP. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED
	September 28, 2019		Executive Transition Agreement		September 28, 2019
	(As Reported)		(Adjustment)		(As Adjusted)
		% of		% of		% of
		Net		Net		Net
		Sales		Sales		Sales
Selling, general and administrative expenses	$482,604	24.32%	$(2,942)	(0.15)%	$479,662	24.17%

Operating income	$161,817	8.16%	$2,942	0.15%	$164,759	8.31%

Income before income taxes	$156,917	7.91%	$2,942	0.15%	$159,859	8.06%

Income tax expense	$34,784	1.75%	$652	0.03%	$35,436	1.78%

Net income	$122,133	6.16%	$2,290	0.12%	$124,423	6.28%

Diluted net income per share	$1.02		$0.02		$1.04

	NINE MONTHS ENDED
	September 28, 2019		Executive Transition Agreement		September 28, 2019
	(As Reported)		(Adjustment)		(As Adjusted)
		% of		% of		% of
		Net		Net		Net
		Sales		Sales		Sales
Selling, general and administrative expenses	$1,432,603	23.26%	$(2,942)	(0.05)%	$1,429,661	23.21%

Operating income	$552,782	8.97%	$2,942	0.05%	$555,724	9.02%

Income before income taxes	$537,776	8.73%	$2,942	0.05%	$540,718	8.78%

Income tax expense	$119,601	1.94%	$652	0.01%	$120,253	1.95%

Net income	$418,175	6.79%	$2,290	0.04%	$420,465	6.83%

Diluted net income per share	$3.45		$0.02		$3.47